Exhibit 10.8
THE PROGRESSIVE CORPORATION
2007 GAINSHARING PLAN
1.	The Plan. The Progressive Corporation and its subsidiaries (collectively, “Progressive” or the “Company”) have adopted The Progressive Corporation 2007 Gainsharing Plan (the “Plan”) as part of their overall compensation program. The Plan is performance-based and is administered under the direction of the Compensation Committee of the Board of Directors of The Progressive Corporation (the “Committee”). Plan years will coincide with Progressive’s fiscal years.

2.	Participants. Plan participants for each Plan year shall include all officers and regular employees of Progressive, unless determined otherwise by the Committee. The Gainsharing opportunity, if any, for those executive officers who participate in The Progressive Corporation 2004 Executive Bonus Plan or The Progressive Corporation 2007 Executive Bonus Plan will be provided by those plans, although participants in those plans may also participate in this Plan if and to the extent determined by the Committee.

3.	Gainsharing Formula. Annual Gainsharing Payments under the Plan will be determined by application of the following formula:
Annual Gainsharing Payment = Paid Earnings x Target Percentage x Performance Factor
4.	Paid Earnings. Paid Earnings for any Plan year shall mean and include the following: regular, used Earned Time Benefit, sick, holiday (excluding, for all purposes hereunder, premium holiday pay for exempt employees), funeral and overtime pay, and retroactive payments of any of the foregoing items, received by the participant during the Plan year for work or services performed as an officer or employee of Progressive.
For purposes of the Plan, Paid Earnings shall exclude all other types of compensation, including, without limitation, any short-term or long-term disability payments made to the participant, the earnings replacement component of any workers’ compensation award, payments from the discretionary cash fund or any other bonus or incentive compensation awards, any dividend payments and unused Earned Time Benefit.
Notwithstanding the foregoing, if at the end of the 24th pay period of a Plan year, any Plan participant’s then current annual salary exceeds his or her salary range maximum plus $105, then for purposes of computing his or her Annual Gainsharing Payment under the Plan, his or her Paid Earnings shall be equal to the sum of: (i) his or her regular, used Earned Time Benefit, sick, holiday and funeral pay for each bi-weekly pay period during the Plan year, but not to exceed 1/26th of his or her annual salary range maximum (as in effect as of the end of the applicable pay period) for any such bi-weekly pay period; plus (ii) the full amount of the following items, if any, received by such participant during that Plan year: (a) overtime pay, and (b) retroactive payments of regular, used Earned Time Benefit, sick, holiday, overtime and funeral pay.

5.	Target Percentages. Target Percentages vary by position. Target Percentages for Plan participants typically are as follows:

POSITION	TARGET %

Senior Executives, Executive Level Managers and Business Leaders	60 - 150%
Directors of Large Functional Areas	35 - 60%
Senior Managers	20 - 35%
Middle Managers	15 - 20%
Senior Professionals and Entry Level Managers	9 - 20%
Administrative Support and Entry Level Professionals	0 - 8%
Target Percentages will be established within the above ranges by, and may be changed with the approval of, the following officers of The Progressive Corporation (collectively, the “Designated Executives”): (a) the Chief Executive Officer, and (b) either the Chief Human Resource Officer or the Chief Financial Officer; provided, however, that only the Committee may establish the Target Percentages for the Company’s executive officers. Target Percentages also may be changed from year to year by the Designated Executives.
If a participant’s position changes during a Plan year resulting in a change in Target Percentage, the Target Percentages used to calculate such participant’s Annual Gainsharing Payment hereunder shall be weighted appropriately.
6.	The Performance Factor.
A.	General
The Performance Factor shall be determined by the performance scores achieved with respect to profitability and growth outcomes for one or more Performance Components, as defined below. The Performance Components may be weighted to reflect the nature of the individual participant’s assigned responsibilities. The weighting factors may differ among participants and will be determined, and may be changed from year to year, by or under the direction of the Committee.
B.	Performance Components
The Performance Components for the Plan year in question shall consist of either:
     (i) Progressive’s “Core Business” (consisting of the Drive business unit, the Direct business unit, the Commercial Auto business unit and the Special Lines business unit, each as described below in more detail); or

     (ii) One of the individual business units designated in clause (i) above (each a “business unit”), or a portion of such designated business unit as defined by the Committee (each, a “business sub-unit”).
For purposes of computing a performance score for each Performance Component, operating performance results for each applicable business unit or sub-unit are measured by a performance matrix, as established by or under the direction of the Committee for the Plan year. Each matrix assigns a performance score to various combinations of profitability and growth outcomes for the business unit or business sub-unit, as applicable.
For 2007, and for each Plan year thereafter until otherwise determined by the Committee, separate Gainsharing matrices will be used, and separate performance scores will be determined, for the following individual business units or business sub-units:
•	Drive

•	Direct—New

•	Direct—Renewal

•	Commercial Auto—Light Local

•	Commercial Auto—Specialty

•	Special Lines
For purposes hereof, the Drive business unit includes the Auto business produced by agents or brokers, including Strategic Alliances Drive Auto (but excluding Drive Special Lines business); the Direct business unit includes the Auto business produced by phone or over the Internet (but excludes Direct Special Lines business); and the Special Lines business unit includes Special Lines business generated by agents and brokers and directly by phone or over the Internet.
For purposes of this Plan, the results of the Professional Liability Group, and the results of the Midland Financial Group, Inc. and other businesses in run-off, are excluded from the Drive, Direct, Commercial Auto and Special Lines business units and, thus, from Core Business results. Net operating gains/losses from other products in the Core Business, if any, will be apportioned among the various business units or sub-units in accordance with the respective amount(s) of net earned premiums generated by such products in each such business unit or sub-unit, and the apportioned net operating gains/losses will be included in the calculation of the GAAP combined ratio for such unit(s) or sub-unit(s). Assigned risk business is not included in determining the growth of any business unit or sub-unit, but the net operating gains/losses for such business will be included in the calculation of the GAAP combined ratio for the applicable business unit or sub-unit.
C.	Performance Measures
The growth measure for all matrices will be based on policies in force (“PIFs”). For all matrices other than those for the Direct business unit, growth will be measured by the change in average PIFs for the Plan year over average PIFs for the immediately preceding fiscal year. Average PIFs for each of the Plan year and the immediately preceding fiscal year will be determined by adding the fiscal-month-end number of PIFs for each month during such year and dividing by twelve.
For the Direct business unit, the following will apply to the matrices for its business sub-units:
     (i) For the Direct—New matrix, growth will be measured by the change in the number of new policies written during the applicable Plan year that remain in force as of the last day of the Plan year, as compared with the number of new policies written during the immediately preceding fiscal year that remained in force as of the last day of such fiscal year.
     (ii) For the Direct—Renewal matrix, growth will be measured by the Direct business unit’s retention rate for the Plan year (i.e., the relationship, expressed as a percentage, between the number of PIFs on the first day of the Plan year and the number of those same policies that are still in effect as of the last day of the Plan year).
For all matrices, profitability will be measured by the GAAP combined ratio for the Plan year. The GAAP combined ratio will be separately determined for each of the business units and business sub-units identified above. The GAAP combined ratio of each such business unit or sub-unit will then be matched with the growth measure for such business unit or sub-unit, using the applicable Gainsharing matrix, to determine a performance score for the applicable business unit or sub-unit.
D.	Calculation of Performance Factor
1.	Core Business
For most participants, the Performance Factor will be determined solely by the performance results for the Core Business, calculated in the manner described below.
The performance scores achieved by each of the Drive, Direct, Commercial Auto and Special Lines business units will be determined as follows.
     (i) The performance score for each of the Drive and Special Lines business units will be separately determined directly from the applicable matrix, as described above.
     (ii) The performance score for the Direct business unit will be based on business sub-unit performance, weighted as follows: two-thirds (2/3) from the score determined under the Direct—Renewal matrix and one-third (1/3) from the score determined under the Direct—New matrix.

     (iii) The performance score for the Commercial Auto business unit will be determined based on the respective scores determined under the Commercial Auto—Light Local matrix and the Commercial Auto—Specialty matrix, weighted based on the relative amount of net earned premiums generated by each such business sub-unit.
The resulting performance scores for each of the Drive, Direct, Commercial Auto and Special Lines business units will then be multiplied by the applicable weighting factor (based on the percentage of net earned premiums generated by each such business unit during the Plan year), the weighted performance scores will be combined and the sum of the weighted Performance Scores will be the performance score for the Core Business.
2.	Core Business Plus Assigned Business Unit’s Performance Component
For all employees who are assigned primarily to one of the business units comprising the Core Business and who are eligible to participate in the Company’s equity incentive plans, the Performance Factor will be based on the performance scores for both the Core Business, as a whole, and his or her assigned business unit. Generally, for these employees, the Performance Factor will be weighted 50% on the Core Business performance score and 50% on his or her assigned business unit’s performance score, unless determined otherwise by or under the direction of the Committee.
With respect to each of the IT Business Leaders selected by the Designated Executives, the Performance Factor will be based on both the Core Business performance score and the performance score of his or her assigned business unit, in such ratio or otherwise weighted as shall be determined by or under the direction of the Committee.
The performance score for each Performance Component (i.e., the Core Business and the employee’s assigned business unit) will be multiplied by the assigned weighting factor to produce a weighted performance score for each such Performance Component. The sum of the weighted performance scores equals the Performance Factor.
E.	Limitations
The final Performance Factor can vary from 0 to 2.0, determined under the procedures described above based on actual performance. The final Performance Factor cannot exceed 2.0, regardless of results.
7.	Payment Procedures; Deferral. Subject to Paragraph 9 below, no later than December 31 of each Plan year, each participant will receive an initial payment in respect of his or her Annual Gainsharing Payment for that Plan year equal to 75% of an amount calculated on the basis of Paid Earnings for the first 24 pay periods of the Plan year, estimated earnings for the remainder of the Plan year, and performance data through the first 11 months of the Plan year (estimated, if necessary). No later than February 15 of the following year, each participant will receive the balance of his or her Annual Gainsharing Payment, if any, for such Plan year, based on his or her Paid Earnings and performance data for the entire Plan year.
Any Plan participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan (“Deferral Plan”) may elect to defer all or a portion of the Annual Gainsharing Payment otherwise payable to him/her under this Plan, subject to and in accordance with the terms of the Deferral Plan.
8.	Other Plans. If, for any Plan year, an employee has been selected to participate in both this Plan and another incentive plan offered by the Company, then with respect to such employee, the Gainsharing formula set forth in Paragraph 3 hereof shall be appropriately adjusted by applying a weighting factor to reflect the proportion of the employee’s total annual incentive opportunity that is being provided by this Plan. The Committee shall have full authority to determine the incentive plan or plans in which any employee will participate during any plan year and, if an employee is selected to participate in more than one plan, the weighting factor that will apply to each such plan.

9.	Qualification Date; Leave of Absence; Withholding . Unless otherwise determined by the Committee, and except as expressly provided herein, in order to be entitled to receive an Annual Gainsharing Payment for any Plan year, the participant must be an active officer or regular employee of the Company on November 30 of the Plan year (“Qualification Date”). Individuals who are hired on or after December 1 of any Plan year are not entitled to an Annual Gainsharing Payment for that Plan year.
Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, personal leave of absence with the approval of the Company, military leave or short or long-term disability on the Qualification Date with respect to any Plan year will be entitled to receive an Annual Gainsharing Payment for such Plan year, calculated as provided in Paragraphs 3 through 6 above and based on the amount of Paid Earnings received by such participant during the Plan year.
Annual Gainsharing Payments will be net of any legally required deductions for federal, state and local taxes and other items.
10.	Non-Transferability. The right to any Annual Gainsharing Payment hereunder may not be sold, transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant’s interest hereunder from being subject to involuntary attachment, levy or other legal process.

11.	Administration. The Plan shall be administered by or under the direction of the Committee. The Committee shall have the authority to adopt, amend, revise and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion, deem advisable.
The Committee shall have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder. All such interpretations and determinations shall be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision.

Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, select the persons entitled to participate herein, interpret the provisions thereof, waive any of the requirements specified herein and make determinations hereunder and to select, approve, establish, change or modify Performance Components and their respective formulae, weighting factors, performance targets and Target Percentages) may be exercised by the Designated Executives; provided, however, that only the Committee may take such actions or make such determinations for the Company’s executive officers. In the event of a dispute or conflict, the determination of the Committee will govern.
12.	Termination; Amendment. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.

13.	Unfunded Obligations. The Plan will be unfunded and all payments due under the Plan shall be made from Progressive’s general assets.

14.	No Employment Rights. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive’s right to discipline or discharge any of its officers or employees or change any of their job titles, duties or compensation.

15.	Set-Off Rights. Progressive shall have the unrestricted right to set off against or recover out of any Annual Gainsharing Payment or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

16.	Prior Plans. This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable to participants by or due from Progressive. Without limiting the generality of the foregoing, this Plan supersedes and replaces The Progressive Corporation 2006 Gainsharing Plan (the “Prior Plan”), which is and shall be deemed to be terminated as of December 29, 2006 (the “Prior Plan Termination Date”); provided, however, that any bonuses or other sums earned and payable under the Prior Plan with respect to any Plan year ended on or prior to the Prior Plan Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.

17.	Effective Date. This Plan is adopted, and is to be effective, as of December 30, 2006, which is the commencement of Progressive’s 2007 fiscal year. This Plan shall be effective for the 2007 Plan year (which coincides with Progressive’s 2007 fiscal year) and for each Plan year thereafter unless and until terminated by the Committee.

18.	Governing Law. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.